Exhibit 99.1

AerSale® Announces Retirement of Co-Founder and Vice Chairman Robert Nichols with Continued Board Membership

CORAL GABLES, Florida – November 22, 2023 -- AerSale® Corporation (NASDAQ: ASLE) (the “Company”), a leading provider of aviation products and services, announced today that Robert “Bob” Nichols will be retiring from his role as Vice Chairman and President of Asset Management after fifteen years with AerSale, Inc. and many years of distinguished service within the aviation industry. Robert Nichols’ retirement will take effect on December 31, 2023, but he will continue to serve the Company as a dedicated member of the Board of Directors.

Nichols helped establish AerSale in 2008 and during his fifteen years with the Company he has played an instrumental role in the growth and success of the organization. His strategic vision, leadership, and unwavering commitment to the Company’s mission have been invaluable. As President of Asset Management, he played a key role in implementing strategies related to AerSale’s business portfolio, partner agreements, as well as mergers and acquisitions. His vision and industry knowledge contributed to AerSale’s position as a market leader in both the aftermarket aviation industry and the asset leasing and trading market.

Following his retirement, Nichols will remain a member of the Board of Directors, where he will provide his insights and expertise in guiding the Company’s future endeavors. His wealth of knowledge and experience will be a valuable asset as AerSale continues its journey of innovation and growth.

“Bob has been a trusted advisor and invaluable partner for many years,” said Nicolas Finazzo, Chief Executive Officer. “He has played an integral part in the evolution of the Company by helping grow and diversify our business. He has provided unparalleled strategic vision and outstanding executive leadership. While the management team will miss his insights and wisdom, I am very pleased that he will continue his service with the Company as a member of our Board of Directors.”

“I am so proud to have worked alongside the incredibly talented team at AerSale for the last 15 years,” said Nichols. “I have been humbled by the commitment and hard work of our people, and their passion for creating a truly purpose-driven Company. It has been a remarkable journey and a true privilege to have worked with my co-founder, Nicolas Finazzo, to further a culture of innovation and collaboration. AerSale has a bright future ahead, and I look forward, as a member of the Board, to continuing to be engaged and watching the Company grow to the benefit our employees, customers and shareholders.”

About AerSale®

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to comply with regulatory mandates and/or to enhance aircraft performance and operating economics (e.g. AerSafe®, AerTrak®, and now AerAware™).

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AerSale: Jackie Carlon

Telephone: (305) 764-3200

Email: media.relations@aersale.com

Investor:

AerSale:AersaleIR@icrinc.com

Source: AerSale Corporation